Exhibit 10.2

FRESH HARVEST PRODUCTS, INC.

280 Madison Ave

Suite 1005

New York, NY 10016

T.917.652.8030 • F. 917.591.1971

www.freshharvestproducts.com

BROKERAGE AGREEMENT

This agreement (the “Agreement”), made this ___ day of June, 2009 between Fresh Harvest Products, Inc, having offices at 280 Madison Ave Suite 1005, New York, New York 100016, hereinafter (the “PRINCIPAL”), and Haichel Esther, having offices at ____________________________, hereinafter (the “BROKER”), both shall agree to the following:

1.

PRINCIPAL hereby appoints BROKER as its representative for the products under the Organic Chef, LLC label, including but not limited to TeAloe™ and PurAloe™, for the USA and Canada and any other area mutually agree upon by the Parties.  This area coverage may be expanded by mutual agreement.   BROKER must notify PRINCIPAL of all meetings, appointments and/or presentations in advance of such meetings, appointments and/or presentations.

2.

BROKER agrees to use its best efforts to sell and promote the PRINCIPALS products to all current and potential retail and wholesale customers. Each party is recognized hereunder as independent contractors and a free agent. The BROKER agrees to represent the PRINCIPAL in an ethical and professional manner and to uphold policies and procedures set forth by the PRINCIPAL. Reasonable samples shall be provided by the PRINCIPAL at no cost to the BROKER for presentation to their accounts.

3.

PRINCIPAL agrees to pay the BROKER for sales to the appointed wholesale and/or direct retail accounts based upon the total net invoiced dollar amount in the following manner: 5% commissions.  For deep discount promotions by PRINCIPAL (such as BOGO’s) for a select number of times a year BROKER agrees to reduce their commissions to 3% for the duration of the promotion.  Commission payments are due on the 15th of each month for the previous months collected monies.

Upon the signing of this Agreement, PRINCIPAL will issue BROKER restricted common shares in the amount of 2,575,000 (two million five hundred and seventy five thousand).

PRINCIPAL aggress to pay BROKER a weekly retainer of $750.00 (seven hundred and fifty dollars) upon such time as PRINCIPAL raises capital totaling over $150,000 (one-hundred fifty thousand dollars) in a 30 (thirty) day period.

4.

PRINCIPAL is entitled to deduct previously paid commissions on any invoice that has not been paid within 90 days from the date of such invoice. Furthermore, PRINCIPAL may deduct from the BROKERS commissionable dollar total, for any credits issued to customers for returns, refused shipments, damaged, aged, or spoiled stock.

5.

The BROKER shall notify the PRINCIPAL in a prompt and timely manner when BROKER becomes aware of financial difficulty and distress at the wholesale distributor and/or direct buying retailer that PRINCIPAL has extended credit to.

6.

BROKER shall be responsible for obtaining and providing all distributor velocity reports to PRINCIPAL.

7.

This Agreement has a Term of two (2) years and may be terminated upon 30 days written notice by either party to the other. In the event of termination all business should be concluded within 60 days of written notice. This includes payment of all outstanding commissions.

8. Governing Law.  This Agreement shall be governed by the internal laws of New Jersey without giving effect to the principles of conflicts of laws. Each party hereby consents to the personal jurisdiction of the Federal or New Jersey courts located in Hudson County, New Jersey, and agrees that all disputes arising from this Agreement shall be prosecuted in such courts. Each party hereby agrees that any such court shall have in personal jurisdiction over such party and consents to service of process by notice sent by regular mail to the address set forth above and/or by any means authorized by New Jersey law.

9. Assignment.  This Agreement may not be assigned in whole or in part by the parties hereto without the prior written consent of the other party or parties, which consent may not be unreasonably withheld in the sole discretion of the other party.

10. Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, their successors and assigns.

11. Partial Invalidity.  If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or application of such term or provision to person or circumstances other than those as to which it is held to be invalid or unenforceable shall not be affected thereby and each term, covenant, condition or provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

12. No Other Agreements.  This Agreement constitutes the entire Agreement between the Parties and there are and will be no oral representations which will be binding upon any of the Parties hereto.

13. Amendment.  This Agreement or any provision hereof may not be changed, waived, terminated or discharged except by means of a written supplemental instrument signed by the party or parties against whom enforcement of the change, waiver, termination, or discharge is sought.

14. Counterparts/Facsimile.  This agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument, provided that Purchaser shall have no obligations hereunder until all Shareholder have become signatories hereto.  An original signature transmitted by facsimile shall be deemed to be original for purposes of this Agreement.

Please indicate your acceptance by signing below and returning a copy to this office.

Authorized Officer of BROKER

Authorized office of PRINCIPAL

 HAICHEL ESTHER

FRESH HARVEST PRODUCTS, INC.

Date:

_________

Date:

________

BY: ______________________________

BY: ______________________________

Print: ___________________________

Print: ___________________________

APPENDIX

Performance based Sales Incentives.

PRINCIPAL may or may not issue additional restricted common shares according to the Performance Based Compensation listed below:

1.     BROKER’S Sales – BROKER shall be directly responsible for introductions to distributors, retailers and/or wholesalers.  Upon BROKER’S gross revenue reaching the benchmarks within the time limit in the chart below, BROKER receive compensation in the form of Restricted Common Shares of PRINCIPAL per the chart below.

BROKER’S Gross Revenue	Restricted Common Shares	Time Limit
$ 75,000	2,500,000	6 months
$ 150,000	2,000,000	9 months
$ 250,000	1,500,000	12 months
$ 750,000	800,000	15 months
$ 1,500,000	600,000	18 months
$ 3,000,000	400,000	24 months
TOTAL	10,375,000

2.

PRINCIPAL’S Sales – Any sales of the Products listed in Section 1 of this Agreement, which occur through PRINCIPAL’S distributors, retailers and/or wholesalers and not through introductions by BROKER, BROKER shall be entitled to receive Restricted Common Shares as compensation per the chart below.   Upon the PRINCIPAL’S gross revenue of products (in Section 1 of this Agreement) reaching the benchmarks within the allotted time limit, in the chart below, BROKER shall receive compensation in the form of Restricted Common Shares as per the chart below.

3.

PRINCIPAL’S Gross Revenue of Products (per Section 1 of this Agreement)	Restricted Common Shares	Time Limit
$ 100,000	1,600,000	6 months
$ 200,000	1,400,000	9 months
$ 400,000	1,200,000	12 months
$ 1,000,000	1,000,000	15 months
$ 2,000,000	800,000	18 months
$ 4,000,000	440,000	24 months
TOTAL	6,440,000

(3)    The Time Limits in this Appendix begin as of the date of this Agreement.  Any and all time limits in this Appendix shall be suspended if such time limit is missed solely because PRINCIPAL could not afford to purchase the inventory required for the sale of any product(s).  Such time limit will be placed on hold from the date that the inventory could not be purchased, until the time when the PRINCIPAL purchases the required amount of inventory, at which time the time limit will continue.